Page 1 of 3 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1 (b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*



                          Navigant International, Inc.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    63935R108

                                 (CUSIP Number)

                                February 14, 2002

             (Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 63935R108                                            Page 2 of 3 Pages
-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steven Major
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (See Instructions)

         (a)  [_]
         (b)  [X]

-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------- -----------------------------------------------------------------------
      NUMBER OF           5    SOLE VOTING POWER

       SHARES                  18,102
                        ------ -------------------------------------------------
    BENEFICIALLY          6    SHARED VOTING POWER

      OWNED BY                 0
                        ------ -------------------------------------------------
       EACH               7    SOLE DISPOSITIVE POWER

     REPORTING                 18,102
                        ------ -------------------------------------------------
      PERSON              8    SHARED DISPOSITIVE POWER

      WITH                     1,505
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,607
-------- -----------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
              N/A                                                 [_]
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.1%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- -----------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Cohen Tauber Spievack & Wagner LLP
     757 Third Avenue
     New York, New York 10017

ITEM 4. OWNERSHIP:

     (a) Amount beneficially owned: 19,607 shares
     (b) Percent of class:    0.1%
     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: 18,102 shares
         (ii)  Shared power to vote or to direct the vote: 0
         (iii) Sole power to dispose or to direct the disposition of: 18,102 shares
         (iv)  Shared power to dispose or to direct the disposition of: 1,505

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be a beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 10. CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5, 2002


                                             /s/ Steven Major
                                                 --------------------
                                                 Steven Major